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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report on our audit of the annual financial statements at December 31, 1999 of KleenAir Systems, Inc. dated April 3, 2000, which was included in the filing with the Securities and Exchange Commission of the 1999 FORM 10-KSB Annual Report of KleenAir Systems, Inc.

            ACKNOWLEDGMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 11, 2000, on our review of the interim quarterly financial statements of KleenAir Systems, Inc. as of and for the period ended March 31, 2000, as this report was included in the filings with the Securities and Exchange Commission on FORM 10-QSB.




 /s/ Robert Early & Co.
Robert Early & Company, P.C.
Abilene, TX

July18, 2000